Exhibit 99.2

For Immediate Release

SL Industries Announces 2008 Fourth Quarter
and Year-End Results

MT. LAUREL, NEW JERSEY, April 15, 2009 . . . SL INDUSTRIES, INC. (NYSE AMEX: SLI) announced today that its net income for the year ended December 31, 2008 was $2,334,000, or $0.39 per diluted share.  Net income for the year included loss from discontinued operations, after tax, of $2,302,000, or $0.39 per diluted share.  Income for the year from continuing operations was $4,636,000, or $0.78 per diluted share. Discontinued operations include legacy costs associated with businesses divested by the Company.

For the year ended December 31, 2007, net income was $8,411,000, or $1.43 per diluted share.  The net income for 2007 included loss from discontinued operations, after tax, of $1,863,000, or $0.32 per diluted share.  Income from continuing operations for 2007 was $10,274,000, or $1.75 per diluted share.

Net sales from continuing operations for 2008 were $185,954,000, compared with net sales from continuing operations for 2007 of $200,863,000.

The Company’s operating segments largely recorded mixed results, compared to 2007. SL Power Electronics Corp. recorded net sales of $72,811,000 with income from operations of $315,000, compared with net sales of $91,072,000 and income from operations of $8,233,000 for 2007. The High Power Group recorded net sales of $60,462,000, with income from operations of $4,868,000, compared with net sales of $58,025,000 and income from operations of $7,810,000 for 2007. In 2008, SL Montevideo Technology recorded net sales of $28,647,000 with income from operations of $3,892,000, compared with net sales of $28,256,000 and income from operations of $3,469,000 for 2007.  RFL Electronics recorded net sales of $24,034,000 with income from operations of $2,379,000, compared with net sales of $23,510,000 and income from operations of $2,677,000 for 2007.

For the three months ended December 31, 2008, net loss was $234,000, or $0.04 per diluted share.  Loss from discontinued operations for the period was $653,000, or $0.11 per diluted share.  Income from continuing operations for the period was $419,000, or $0.07 per diluted share.

For the three months ended December 31, 2007, net income was $1,775,000, or $0.30 per diluted share.  Loss from discontinued operations for the period was $759,000, or $0.13 per diluted share.  Income from continuing operations for the period was $2,534,000, or $0.42 per diluted share.

Net sales from continuing operations for the three months ended December 31, 2008 were $45,617,000, compared with net sales from continuing operations of $49,154,000 for the same period last year.

James Taylor, President and Chief Executive Officer of SL Industries, commented, “2008 was a difficult year. After achieving all of its principal market and operational goals the previous year, the Company was poised to take advantage of targeted growth opportunities. Instead, the unexpected reduction of two large customer programs at SL Power Electronics Corp., together with an accelerating economic downturn throughout the second half, required management to redirect its efforts towards restructuring and downsizing operations. For the year, the Company recorded charges of $677,000 associated with restructuring its operations.”

“As generally reported, the economy contracted sharply in the fourth quarter of 2008 into the first quarter of this year. During this period of uncertainty, most customers of the Power Electronics Group (which consists of SL Power Electronics Corp., Teal Electronics and MTE Corporation) are reporting reduced capital spending in each of their served markets. Electronics distributors are paring inventories and equipment manufacturers are delaying orders and postponing programs. Demand in the semiconductor industry is near or at historic lows.”

“This past year the Power Electronics Group accelerated plans to implement a new operations strategy. The philosophy is to realize operational efficiencies without impacting the Company’s strong customer relationships. Efforts are well underway to combine administrative, finance and information technology departments and to realize savings from economies of scale through the consolidation of operations and distribution activities. At the same time, sales, engineering and prototyping will remain centered on each market. These changes will reduce costs, increase efficiencies and improve customer service, without impacting the Company’s ability to respond to individual customer needs.”

Taylor continued, “At this juncture, it is difficult to predict the length and breadth of the economic downturn. However, when demand does rebound, the strategic outlook for the Power Electronics Group remains excellent. The Company is the market share leader in contact medical, medical imaging and variable speed motor drives. Teal Electronics and SL Power Electronics Corp. are now entering the military market and MTE Corporation is taking action to penetrate the wind generation industry. At this time, the Power Electronics Group is working on a record number of new custom programs and applications.”

Taylor further remarked, “The Company’s other divisions performed well in a difficult economic environment. SL Montevideo Technology experienced sustained demand from military and commercial aerospace customers. In 2008, SL-MTI realized years of effort and was awarded its first two programs by U.K. companies. This year, we plan to establish sales representatives in Europe and South America, both of which represent large, untapped markets for the Company and its products.”

“RFL Electronics recorded improved bookings and sales for the third consecutive year, although we still have not witnessed the large scale capital improvement projects necessary to upgrade the country’s power transmission infrastructure. In late 2008, RFL introduced its next-generation Ethernet communications product, which we believe is the most advanced and cost-effective system of its kind. In addition, we expect RFL to play an important role in the installment of a new alternative energy grid in the United States.”

Taylor added, “Last year all of the Company’s business segments generated positive cash flows and recorded decent returns on invested capital. Net cash provided by operating activities from continuing operations aggregated $10,046,000. Corporate and other expenses, which relate to corporate administration, strategic management and oversight, capital financing, risk management, corporate governance and controls, legal and litigation activities and public reporting expenses were $4,141,000 for 2008, compared to $6,170,000 for 2007.”

Taylor concluded, “While its financial results were significantly depressed from the abrupt downturn at SL Power Electronics Corp., the Company emerged at year-end in a stronger strategic position. In addition to the operational improvements and new product introductions discussed above, this past-year the Company entered into a new three-year credit facility. With no outstanding debt, a significant cash balance and positive cash flow, the Company is in a strong financial position to withstand the current economic crisis and to take advantage of market opportunities.”

“Despite the Company's accomplishments and future prospects, we are mindful of the recent sharp decline in the market price of SL Industries' common stock. We strongly believe in the intrinsic value of the Company. Just as we continue to work to provide excellent value to our customers, we will continue to explore opportunities to generate superior returns to our stockholders.”

“The Board of Directors has established June 3, 2009 at 10:00 a.m. as the date and time of the 2009 Annual Meeting of Shareholders for shareholders of record on April 29, 2009.  We look forward to further reporting on the Company’s progress at that time.”

About SL Industries, Inc.

SL Industries, Inc. designs, manufactures and markets equipment and systems for industrial, medical, electric utility, aerospace and telecommunications applications.  For more information about SL Industries, Inc. and its products, please visit the Company’s website at www.slindustries.com

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following:  the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical components, excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports.  In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions.  Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contact:
SL Industries, Inc.
David R. Nuzzo
Chief Financial Officer
E-mail:  david.nuzzo@slindustries.com
Phone:  856-222-5515

SL INDUSTRIES, INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$504	$733
Receivables, net	25,496	30,068
Inventories, net	21,578	22,242
Other current assets	6,063	5,261
Total current assets	53,641	58,304

Property, plant and equipment, net	10,648	11,047
Intangible assets, net	28,600	28,747
Other assets	8,397	6,575
Total assets	$101,286	$104,673

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities	$26,419	$27,698
Long term debt	0	6,000
Other liabilities	10,007	9,346
Shareholders' equity	64,860	61,629
Total liabilities and shareholders' equity	$101,286	$104,673

SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Unaudited)
Net sales	$45,617	$49,154	$185,954	$200,863

Cost and expenses:
Cost of products sold	33,152	32,819	129,473	134,394
Engineering and product development	3,519	3,185	13,972	12,791
Selling, general and administrative	7,042	8,143	30,867	34,059
Depreciation and amortization	887	895	3,652	3,600
Restructuring charges	159	0	677	0
Total cost and expenses	44,759	45,042	178,641	184,844

Income from operations	858	4,112	7,313	16,019
Other income (expense):
Amortization of deferred financing costs	(33)	(22)	(77)	(88)
Interest income	4	14	28	47
Interest expense	(26)	(146)	(237)	(855)

Income from continuing operations before income taxes	803	3,958	7,027	15,123

Income tax provision	384	1,424	2,391	4,849
Income from continuing operations	419	2,534	4,636	10,274
(Loss) from discontinued operations (net of tax)	(653)	(759)	(2,302)	(1,863)
Net (loss) income	$(234)	$1,775	$2,334	$8,411

Basic net income (loss) per common share
Income from continuing operations	$0.07	$0.43	$0.79	$1.80
(Loss) from discontinued operations (net of tax)	(0.11)	(0.13)	(0.39)	(0.33)
Net (loss) income	$(0.04)	$0.30	$0.40	$1.47

Diluted net income (loss) per common share
Income from continuing operations	$0.07	$0.42	$0.78	$1.75
(Loss) from discontinued operations (net of tax)	(0.11)	(0.13)	(0.39)	(0.32)
Net (loss) income	$(0.04)	$0.30 *	$0.39	$1.43

Shares used in computing basic net income (loss)
per common share	5,885	5,844	5,868	5,714
Shares used in computing diluted net income (loss)
per common share	5,911	5,973	5,948	5,876

SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Unaudited)
Net (loss) income	$(234)	$1,775	$2,334	$8,411
Other comprehensive income (loss) (net of tax):
Foreign currency translation	187	(37)	(48)	(27)
Comprehensive (loss) income	$(47)	$1,738	$2,286	$8,384

* Earnings per share does not total due to rounding.